Exhibit 4.4

Execution Version

SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 30, 2021, among DOMTAR CORPORATION, a Delaware corporation (the “Issuer”), each of the parties identified as a Guarantor on the signature pages hereto (each, a “Guarantor” and collectively, the “Guarantors”), and THE BANK OF NEW YORK MELLON, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS Pearl Merger Sub Inc., a Delaware corporation (the “Initial Issuer”), and the Trustee have heretofore executed an indenture, dated as of October 18, 2021 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Initial Issuer’s 6.750% Senior Secured Notes due 2028 (the “Notes”), initially in the aggregate principal amount of $775,000,000;

WHEREAS, the Issuer and each Guarantor that is a signatory hereto is executing this Supplemental Indenture pursuant to which (i) the Issuer shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of the Initial Issuer as the “Issuer” under the Indenture and (ii) each such Guarantor shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture;

WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Guarantors shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guarantors shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Collateral Agent, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

(i)Defined Terms

.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

(ii)Agreement of the Issuer

.  The Issuer hereby agrees to assume all of the rights and Obligations of the “Issuer” under the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and to perform all of the Obligations and agreements of the “Issuer” under the Indenture.

(iii)Agreement to Guarantee

.  The Guarantors hereby agree, jointly and severally, to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(iv)Notices

.  All notices or other communications to the Guarantors shall be given as provided in Section 14.02 of the Indenture.

(v)Ratification of Indenture; Supplemental Indentures Part of Indenture

.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(vi)Governing Law

.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(vii)Trustee and Collateral Agent Make No Representation

.  Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

(viii)Counterparts

.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.  One signed copy is enough to prove this Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(ix)Effect of Headings

.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DOMTAR CORPORATION, as Issuer

By:	Name: Title:

Pearl Excellence Holdco LP, as a Guarantor

By:	Name: [ ] Title: [ ]

EAM CORPORATION, as a Guarantor

By:	Name: [ ] Title: [ ]

DOMTAR PAPER COMPANY, LLC, as a Guarantor

By:	Name: [ ] Title: [ ]

DOMTAR A.W. LLC, as a Guarantor

By:	Name: [ ] Title: [ ]

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:	Name: [ ] Title: [ ]